Exhibit 99.1
To Our Stockholders
May 19, 2008
In last year’s letter we described Equipment for Educators™, our strategy for serving the seasonal and logistically intensive market for educational furniture, fixtures and equipment (FF&E). Equipment for Educators has four key features:
1. It doubles the size of our addressable market from $400M (furniture only) to $800M (the full FF&E product universe), thus aligning our strategy with the budgeting and purchasing protocols of our public and private school customers.
2. It relies primarily on our own vertically integrated American factories, which continue to gain margin advantage as the all-in costs of global sourcing are realized.
3. It generates value-added performance in a market defined by two economic barriers to entry: extreme seasonality and high freight costs.
4. It relies on low-risk, non-capital intensive new products to gain market share, turning our infrastructure investments of 1998-2000 into long-term operating annuities.
Successful execution of Equipment for Educators™ generated the following accomplishments in 2007:
•	Revenue increased 2.9%, from $223,107,000 to $229,565,000.

•	Pre-tax earnings increased 52.6%, from $7,991,000 to $12,192,000.

•	Operating cash flow increased 54.7%, from $10,915,000 to $16,884,000.

•	Gross margin improved from 35.2% to 36.4%.

•	Pre-tax margin improved from 3.6% to 5.3%.

•	We resumed payment of a regular quarterly cash dividend of $0.025 per share.

•	We strengthened our balance sheet and added new manufacturing capabilities to our American factories, putting us on the right side of current trends in credit markets and the global supply chain.
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In our annual reports we normally focus on the longer-term aspects of our business. This year, the view looking forward is very much different than the view looking back. In our case the difference is accentuated by seasonality. Leading into the summer of 2007, the American economy was in the midst of one of the biggest bubbles in history. Tax receipts were high and so were the spending levels of public institutions. Leading into the summer of 2008, we find ourselves in a severe economic downturn with consumer confidence at a 26-year low.
Just as it was difficult to predict the trajectory of the real-estate bubble, it’s difficult to predict the impact of this downturn on the FF&E market. We won’t have a good picture of its overall severity until mid-year, by which time we will have established our own course for peak season deliveries. It seems relatively certain that tax receipts and related public spending will decline as the year progresses, perhaps even more precipitously after early July, when many states establish their new budgets. So, despite relatively stable order rates at this early stage, our outlook remains cautious for the second half of 2008 and perhaps the first half of 2009.
After deliberate consideration, we have decided to treat this period of economic uncertainty as an opportunity. By continuing to aggressively enhance our products, services and market relationships, we hope to put even greater distance between ourselves and our competitors. In last year’s report we discussed several emerging trends that might help us in this effort. All of those trends — rising prices in Asia, declining quality and reliability of extended supply chains, and higher freight costs — have intensified since 2007. To these we can now add a tighter credit market, which may restrict the ability of smaller FF&E suppliers to finance peak season demand.
Our ability to finance seasonal inventories and receivables is substantial. This year we’re well positioned to service segments of the FF&E market that may experience delivery interruptions for any of the reasons listed above. We also have the ability and willingness to finance higher levels of business for our vendor partners, who increasingly find our public contracts and values-based approach to doing business an attractive alternative to other channels of distribution.

So, while we can’t predict the future, we can take advantage of our more flexible structure to both manage risk and benefit from whatever opportunities may develop. As we pointed out in our fourth quarter report, we’re a much leaner company than in 2000, when the last economic slowdown began. Here are some comparisons between our corporate structure then and now:

Metric	Fiscal 2000	Fiscal 2007
Revenue	$287,342,000	$229,565,000
Interest and Depreciation	$18,374,000	$8,919,000
Gross Margin	32.4%	36.4%
Headcount	2,300	1,200
Sales per Employee	$125,000	$191,000
Pre-tax Operating Margin	2.4%	5.3%
Capital Expenditures	$22,711,000	$4,832,000
The foundation of our flexibility is our experienced workforce. When we developed our modular manufacturing model (we call it “Assemble-to-Ship,” or ATS), our employees needed to learn new skills so they could fabricate in winter, assemble in spring, and distribute in summer. We’ve been running ATS for seven full years now, and we firmly believe it’s the most efficient way to deal with the seasonality of our market. We’re also proud that with our employees’ dedicated efforts, we were able to keep a meaningful number of manufacturing jobs in the U.S.
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Pictures really are better than words at communicating certain things. This year, to illustrate the strategic linkage between Equipment for Educators™ and our recent capital investments, we’ve provided a portfolio of the products, services and infrastructure we bought with those dollars.
Under the category of annual capital expenditures we include: 1) infrastructure; 2) acquisitions; 3) new product development; 4) tooling; 5) equipment purchases or upgrades; and 6) regular maintenance of our facilities and software. Between 1997 and 2000, when we invested heavily in infrastructure, capital expenditures averaged $25,101,000 per year. From 2001 to the present, when investments switched from infrastructure to product development and service enhancement, capital expenditures have averaged $3,674,000 per year.
The portfolio begins with our Conway manufacturing and distribution facility, which opened in the year 2000. With approximately 1,200,000 square feet under roof, this facility was designed specifically to support our ATS operating model, which in turn was developed to address the seasonality of our core FF&E market. Concurrent with this big bet on infrastructure, we also switched from an in-house IT platform to SAP.
Together, these two investments totaled over $62,000,000 between 1997 and 2000. In retrospect, this investment may have exceeded the combined investments of all other suppliers to the FF&E market over the last decade. Even if not strictly accurate (we have no way of knowing for sure since many suppliers are private), this relative imbalance between Virco’s market inputs and those of other individual suppliers reflects our deep strategic and financial commitment to FF&E.
The burden of these investments contributed to large losses between 2003 and 2005 when our revenue declined faster than we could depreciate the new assets. The revenue decline was concentrated in commodity institutional furniture such as folding chairs, folding tables and upholstered stack chairs. Unlike FF&E, these products weren’t protected by seasonality or the “price/cube threshold” (the point at which cheap labor is offset by freight costs). This made them susceptible to outsourcing, which is exactly what our former big box retail customers did. We estimate the annual value of revenue lost to OEM knock-offs at approximately $40,000,000.
As we explained thoroughly in last year’s report (available online at www.virco.com), we made a counter-cyclical decision to keep our American factories open at a time when conventional wisdom suggested closing one or both of them. Many market participants presumed that products sourced from Asia were permanently cost-advantaged, regardless of their physical characteristics or the purchasing behavior of their end users. This presumption led to the logical conclusion that what had happened to folding chairs would soon happen to classroom furniture.
We respectfully disagreed, and instead drew up a strategic list of products that we felt were best produced in America. We then began developing those products or finding partners who could supply them for us. To accelerate our move into a broader FF&E product assortment, we acquired Furniture Focus™ in 2002. The owners of Furniture Focus, now members of our executive management team, were pioneers in the concept of FF&E “packaging,” which integrates all the moveable and depreciable assets of a new school construction project into a single purchasing vehicle. They brought with them proprietary PlanSCAPE® project management software and a number of crucial supplier relationships.
In 2002 we also initiated our ongoing design partnership with Peter Glass and Bob Mills. Two years later, we introduced their first collection, Zuma®, which immediately established new standards for comfort, style and affordability in classroom furniture.
Since then, we’ve introduced an average of one major product line per year in a methodical effort to populate the price points and functional categories on our strategic FF&E product list. We’ve added 91 patents to our portfolio of intellectual property, including 88 through organic development and 3 through acquisition. We’ve doubled our capacity in the key manufacturing processes that support new products, with special emphasis on speed of delivery and choice of color. We also executed several upgrades of our PlanSCAPE and SAP software, including a trouble-free upgrade in 2007 to SAP version ECC 6.0.
Some of the revenue lost to commoditized imports may take years to recover, if we decide to make the attempt at all. Because these products lack the protection of seasonality or the price/cube threshold, they’re subject to ongoing price and value cutting regardless of their sourcing model. We believe this ultimately leads to brand destruction even for associated non-commodity products with a higher value-added component.
On the other hand, we see many opportunities to combine our design skills with world-class infrastructure and expanding industry partnerships to grow branded, value-added FF&E revenue. Since 2003, when our revenue bottomed out at $191,852,000, virtually all of our growth has been generated by the products and acquisitions illustrated in this year’s report. Our new product pipeline remains full, and we expect to continue our pattern of releasing at least one major product line per year. This year’s release was Text™, a series of student desks and seminar tables with elegant contours that harmonize with our new seating collections such as Zuma®, Sage™, Metaphor™, and Telos™.
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We learned the skills of efficient capital deployment, especially new product development, largely out of necessity. By combining these new skills with our traditional manufacturing know-how and strong market position, we believe the fundamentals are in place to provide the balanced and sustainable stockholder returns we aspired to when we launched Equipment for Educators™ in 2003. These include: 1) regular quarterly cash dividends; 2) potential share price appreciation; and 3) share repurchases.
We continue to believe that a return portfolio consisting of these three elements allows stockholders to choose the return(s) that best meet their personal investment goals. Rather than diversifying into business activities outside our strategic expertise, we prefer to let stockholders diversify on their own using free cash generated by continuing operations. The durability of those cash flows is therefore essential to assessing Virco’s intrinsic value.
We’ve spent the last five years methodically populating categories and price points to reinforce the leading position of our FF&E product assortment. We’ve strengthened our balance sheet to support the financial demands of a highly seasonal business. We’ve extended both our customer and supplier relationships by doing business according to a deeply held set of values that applies to all of our constituents, including competitors. And we’ve added to our operational capabilities by making efficient, targeted investments in domestic infrastructure, which continues to gain cost and performance advantages compared to extended supply chain models.
Collectively, these efforts have built a solid market position that generates durable cash flow. While the market itself may experience ups and downs, our long-term ability to generate cash depends more on market position than market condition. As we continue to add new products and services without reliance on leverage or heavy capital investments, we believe our market position will improve even more.
Our current share price fails to recognize this favorable momentum. For that reason and as part of our program to provide a balanced portfolio of returns, we are considering the implementation of a share repurchase program later this year. In addition, we reiterate our long-term financial goals of 8% – 10% pre-tax operating margin; $15 – $20,000,000 annual operating cash flow; sustained double-digit return on equity; and combined cash dividends and share repurchases of approximately 30% of operating cash flow.
We have long favored a non-leveraged approach to market development. We think that approach is more appropriate now than ever. Regardless of what happens over the short term, America will continue to value the educational process. And by supporting that process with value-added products fabricated and assembled in American factories by American workers, we intend to walk the talk of corporate social responsibility while providing sustainable returns to stockholders. As always, we thank our owners, employees, customers, and partners for helping us realize this vision.
End of Filing